Service Agreement

Dated2013

Bank Machine Limited (1) Jonathan Simpson-Dent (2)

35284906/1/L

TABLE OF CONTENTS

		Page

1	Definitions	2
2	Interpretation	5
3	Job Title	5
4	Period of employment	4
5	Duties	7
6	Pay and expenses	10
7	Other benefits	11
8	Arrangements in lieu of pension	12
8	Holiday	10
10	Confidentiality	13
11	Restrictions during the Appointment	14
12	Restrictions after the Appointment	16
13	Absence, illness and incapacity	19
14	Termination	19
15	Obligations on the termination of the Appointment	21
16	Record keeping and data protection	22
17	Security and use of equipment	23
18	Notices	23
19	General	23
	SCHEDULE 1 - Intellectual Property	26

DATE2013

PARTIES

(1)	BANK MACHINE LIMITED (company number 03610221) whose registered office is at 1 Park Row,

Leeds, West Yorkshire, LS1 SAB (the "Company"); and

(2)	JONATHAN SIMPSON-DENT of 19 Briar Walk, London, SW15 6UD (the "Executive"). OPERATIVE PROVISIONS

1	Definitions
Appointment	the employment of the Executive pursuant to this agreement

Articles of Association	the articles of association of the Company, as amended from time to time

Board	the board of directors of the Company for the time being and/or the board of directors of Cardtronics Inc for the time being (including any committee of the Board)

CA 2006	Companies Act 2006

Capacity

directly or indirectly, whether as principal, shareholder, partner, employee, officer, agent, consultant, independent contractor or otherwise, on his own behalf, or on behalf of any person, firm or company the Chairman of the Board from time to time

Chairman	the Chairman of the Board from time to time

Commencement Date	27 February 2012

Compensation Committee	a committee of the Board that determines from time to time the annual salary, any bonuses and other remuneration payable to the Executive and other members of the Board

Competing Products or Services

products  or  services  which  are  the  same  kind as  or of a materially similar kind to and competitive with any product or services sold or supplied by the Company or any Relevant Group Company during the Period and with which sale or supply the Executive was directly involved, concerned or interested or about which he possessed Confidential Information

Confidential Information

all  information  whichmay   be  imparted   or   obtained   in confidence or be of a confidential nature (whether imparted in writing, verbally or otherwise and whether imparted directly or indirectly) relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group Company including without limitation:

(a)

information relating to the current or prospective marketing or sales of any products or services of the Company or any Group Company,  including lists of customers' and suppliers' names; addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; and advertising and promotional material;

(b)	any information relating to any actual or prospective business strategies of the Company or any Group Company;

(c)	any information relating to any actual or prospective marketing strategies for the launches of any new products or services of the Company or any Group Company;

(d)	details of any client connections and contacts;

(e)	any information relating to any actual or prospective acquisitions, or internal re-organisations, by the Company or any Group Company;

(f)

all know-how, trade secrets, unpublished information relating to the Company's or any Group Company's intellectual property and to the creation, production or supply of any products or services of the Company or any Group Company;

(g)	any information to which the Company or any Group Company owes an obligation of confidence to a third party; and

(h)

any other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of the Company or any Group Company or any member or person interested in the share capital of the Company or any Group Company and any other person to whom the Company or any Group Company may provide or from whom they may receive information (whether marked confidential or not)

Documents

documents, notes, memoranda, correspondence, drawings, sketches, plans, designs, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which information (whether confidential or otherwise) relating to the business or affairs of the Company or any Group Company or to any past, current or prospective client, customer, supplier, licensee, officer, employee, or agent of the Company or any Group Company or any member or person interested in the share capital of the Company or any Group Company and any other person to whom the Company or any Group Company may provide or from whom they may receive information (whether confidential or not) may from time to time be referred to, written, recorded or stored

DPA	Data Protection Act 1998

Effective Date	the Termination Date or (if earlier) the date on which the Executive commences garden leave in accordance with clause 4.3 of this agreement

ERA	Employment Rights Act 1996

FCA	Financial Conduct Authority

Group

all companies being any of a subsidiary or subsidiary undertaking of the Company or a holding company or parent undertaking of  the Company or  a subsidiary or subsidiary undertaking of any such holding company or parent undertaking

Group Company	any company within the Group and references to the "Group Companies" shall be construed accordingly

Key Employee

any employee of the Company or any Relevant Group Company who is (or was at any time in the Period):

(a)at management grade; or

(b)in a senior capacity; or

(c)in a capacity in which he has access to or obtained Confidential  Information and with whom the Executive has had personal dealings, or who reported to the Executive, or for whose work the Executive has had responsibility, at any time during the Period

Period	the period of 12 months immediately before the Effective Date

Permitted Interest

an interest in any class of shares or other securities of any company that are traded on a recognised investment exchange that amount to not more than three per cent of such class of issued shares or securities and an interest in any units of any authorised unit trust

Pre-Contractual Statement

any undertaking, promise, assurance, statement, representation, warranty or understanding (whether written, oral, or governed by  a course of  dealings) of any person (whether party to this agreement or not) relating to the employment of the Executive which is not expressly set out in this agreement other than (i) the Share Sale and Purchase Agreement dated 7 August 2013 related to Cardpoint Limited ("the SPA") between Payzone Ventures Limited, Cardtronics Europe Limited and the Warrantors (as defined in the SPA), (ii) the Warranty Deed of the same date between inter alia the said parties and the Disclosure Letter in relation thereto, (iii) any agreement or understanding in relation to the sale of the Executive's shares in the Payzone Group and (iv) any agreement or understanding relating to the payment to the Executive of a transaction bonus in relation to the said sale.

Protected Disclosure	a qualifying disclosure as defined by section 438 ERA which is made by the Executive in accordance with any of sections 43C to 43H ERA

Relevant Group Company

any Group Company for which the Executive has performed

services under this agreement or for which the Executive has had material operational or management responsibility or has provided material services at any time during the Period

Restricted Area

the United Kingdom and any other country in which the Company or any Relevant Group Company carries on business which competes with the trade or business of the Company or any Relevant Group Company at the Termination Date

Termination Date	the date of termination or expiration of the Appointment

2	Interpretation

The expressions "subsidiary" and "holding company" have the  meanings given to them by section 1159 and Schedule 6 CA 2006; the expressions "parent undertaking" and "subsidiary undertaking" have the meanings given to them by section 1162 and Schedule 7 CA 2006; and the expression "financial year" has the meaning given by section 390 CA 2006 .

2.1

In determining for the purpose of clause 11 whether the Executive has an interest in any shares or other securities, interest shall have the same meaning as it does for the purposes of sections 820 and 822-825 CA 2006.

2.2	References to clauses, parties, and the Schedules are respectively to clauses of and the parties and the Schedules to this agreement.
2.3

References to any enactment are to be construed as referring also to any enactment or re enactment of it (whether before or after the date of this agreement), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date of this agreement) and to any regulation or order made under such enactment.

2.4	The clause headings are for ease of reference only and shall not affect the interpretation of this agreement.
3	Job title

The Company shall employ the Executive and the Executive shall serve the Company as Managing Director, Cardtronics Europe or in such other capacity as the Board may reasonably require.

4	Period of employment

4.1	Unless terminated earlier under clause 15, the Appointment will continue until terminated by either party giving to the other not less than 6 months' notice in writing to expire at any time.
4.2

The Executive's previous employment with Payzone UK Limited counts as part of the Executive's period of continuous employment with the Company and therefore the Commencement Date is the date of the commencement of the Executive's period of continuous employment.

4.3

The Company and any relevant Group Company shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this agreement, or at any time after the Executive has purported to resign in breach of his obligation to provide notice of termination of the Appointment in accordance with clause 4.1 above, and the Company may, in its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice:
(a)	require the Executive not to contact, whether directly or indirectly, any past, current or prospective suppliers, customers, agents or clients;
(b)

require the Executive not to contact, whether directly or indirectly, any employee, officer, agent or consultant (including, without limitation, any Key Employee) in relation to the business of the Company or any relevant Group Company;

(c)	require the Executive not to remain or become involved in any aspect of the business of the Company or any relevant Group Company except as required by such companies;
(d)

require the Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company the Group Companies or of any of their clients;

(e)	assign the Executive to other duties commensurate with his position;

(f)

require the Executive to provide assistance as the Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any relevant Group Company;

(g)	require the Executive to make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work;
(h)	withdraw any powers vested in, or duties assigned to, the Executive;

(i)	require the Executive to return to the Company any property in his possession or under his control belonging to the Company or any Group Company or any of its or their clients;

U)require the Executive to resign from any office he may hold in the Company, any Group Company or any other company where the office held is as a representative or nominee of the Company or any Group Company, and, if he fails to do so within seven days of being requested to do so by the Company, the Company is irrevocably authorised to appoint any person in his name and on his behalf to sign and deliver such resignation or resignations to the Company, any Group Company and any other company, as appropriate; and/or

(k)appoint another person or persons either to act jointly with the Executive in discharging his duties (whether as an employee or officer of the Company or any Group Company), or to replace the Executive in any office from which he has resigned in accordance with paragraph U) above, in each case for up to a maximum period of 6 months provided that both the Company and the Executive will remain bound by all other express and implied contractual obligations to the other pursuant to this agreement including for the avoidance of doubt his salary and all contractual benefits (but excluding bonuses in circumstances where the Executive has given notice to terminate the Appointment) . The Executive shall, if instructed to do so by the Company, take all or part of any outstanding holiday entitlement during any period referred to in this clause 4.3, provided always that the Company complies with its obligations under the Working Time Regulations 1998.

4.4

If the Executive fails to make himself available to work during any period of notice of termination of the Appointment other than in accordance with the terms of this agreement or at the request or with the permission of the Board, the Company may deduct one day's salary for each day of absence during such notice period.

4.5

If during the Appointment the Executive shall be removed from his office as a director of the Company or any Group Company pursuant to any power given to the Board or the board of directors of any Group Company or to the members of the Company or any Group Company by law or by the Articles of Association of the Company or the articles of association of any Group Company, or if he shall retire from his office as a director of the Company or any Group Company by rotation and shall not be re-elected, such event will (subject to clause 4.6 below) be deemed not to be a breach of this agreement, and the job title of the Executive shall be altered appropriately in a manner commensurate with the Executive's seniority.

4.6

Notwithstanding clause 4.5 above, where the Executive is removed from his office as a director of the Company or any Group Company wholly or partly because he has engaged in any conduct that falls within clause 14.4(b), the Company shall be entitled to terminate the Appointment in accordance with clause 14.4.

4.7

If the Executive shall cease by reason of his own act (other than when the Executive has resigned in circumstances where the Company or any Group Company has fundamentally breached its duties to him as a director or the Board or the board of directors of any Group Company has acted, or proposes to act, in a manner which the Executive reasonably believes acting in good faith to be unlawful or ultra vires) or default to be a director of the Company or any Group Company, he shall be deemed to be in breach of a fundamental term of this agreement.

5	Duties

5.1	Without prejudice to any implied contractual or fiduciary duties owed by the Executive arising as a consequence of the Appointment, the Executive shall during the term of the Appointment:
(a)

at all times use all reasonable endeavours to promote the interests and business and reputation of and maintain the goodwill of the Company and any other Group Company and shall not knowingly do anything that may be prejudicial or detrimental to  the Company or any Group Company. Without prejudice to the generality of the foregoing, the Executive shall:

(i)

make a written report to the Board of any approach to him (which has not been initiated directly or indirectly by him) by any person or company or firm or other entity, made with a view to recruiting the Executive to work in any capacity for or provide any advice or services to a competitor or intended competitor of the Company or any Group Company, so soon as reasonably practicable after any such approach has been made;

(ii)

make a written report to the Board of any  approach which comes to his knowledge by any person or company or firm or other entity, made with a view to recruiting any other director or officer or employee of the Company or any Group Company to work in any capacity for or provide any advice or services to a competitor or intended competitor of the Company or any Group Company, so soon as reasonably practicable after any such approach has come to the Executive's knowledge;
(iii)

make a written report to the Board of any breach of any duty owed by the Executive to the Company or any Group Company, or of any breach of any duty owed by any other director or officer or employee to the Company or any Group Company, or any other activity actual or threatened which may damage the interests, business, reputation or goodwill of the Company or any Group Company, so soon as reasonably practicable after any such breach or activity occurs or comes to the Executive's knowledge as the case may be;

(iv) in the event of the Executive entering into negotiation with a competitor or intended competitor (whether directly or through any agency or intermediary) whether following an approach specified in subclause 5.1(a)(i) above or an approach initiated by the Executive, the Executive shall provide the competitor or intended competitor with a copy of clauses 4.1, 4. 3, 5, 10, 12 and the relevant associated definitions of this agreement, so soon as reasonably practicable after commencement of such negotiations and in any event before accepting any offer to work in any capacity for or provide any advice or services to any such competitor or intended competitor ;

(b)	faithfully and diligently perform his duties and exercise and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;
(c)

devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this agreement or prevented by ill-health or accident or otherwise authorised by the Board in writing);

(d)

give (in writing if so requested) to the Board, or to such person(s) as it may direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require;

(e)

comply with all applicable regulatory requirements when discharging his duties (including any relevant guidance, regulatory technical standards), any applicable code relating to dealings in securities of the Company and with all lawful directions from time to time given to him by or under the authority of the Board, and all applicable rules, policies and regulations (including, without limitation, the Company's system and controls arrangements and all and any compliance policies and procedures, such as in relation to anti-bribery and corruption) from time to time laid down by the Company concerning its employees;

(f)

subject to the Companies Act 1985 and the CA 2006 (and any statutory instruments made pursuant to the Companies Act 1985 and the CA 2006) and the memorandum and Articles of Association of the Company, accept his appointment as a member of the Board;

(g)

accept such appointment as a member of the board of directors of any Group Company or any other company as a representative or nominee of the Company as the Board may require, on such terms as may be determined by the Board and notified to the Executive from time to time;
(h)	perform services for any Group Company wherever situated and enter into any separate agreement(s) with such Group Company for such purposes as the Board may require;
(i)	comply with the provisions of Schedule 1; and

U)notify the Board in writing immediately or as soon as is reasonably practicable of his involvement in any investigation conducted by the police, or any other prosecuting authority (including, without limitation, the Serious Fraud Office or any successor organisation), in relation to any criminal offence or alleged criminal offence, whether occurring before or during the Appointment, where he is the perpetrator or alleged to be the perpetrator of such criminal offence or alleged criminal offence.

5.2 The Executive's normal place of work shall initially be the Company's offices at 75 Farringdon Road, London EC1M 3JY. The Executive shall, however, attend and work at any places of business in the United Kingdom as required or determined from time to time by the Board and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the occasions required from time to time by the Board. For the purposes of Part 1 of theEmployment Rights Act 1996, it is not expected that the Executive will be required to work outside the UK for more than one month at a time.

5.3

The hours of work of the Executive are not fixed but are such normal working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties. As a managing executive, the Executive agrees that he will work more than 48 hours per week on average if required by the Company . If the Executive wishes to terminate his agreement to opt out of the 48 hours average limit, he is required to give the Company three months' written notice of his intention to do so. For information, the normal working hours of the Company are 9.00

a.m. to 5.30 p.m. The Executive will not be entitled to any additional pay for any overtime worked.

5.4	The Executive shall:

(a)	at the request and expense of the Company, submit to a medical examination by a medical practitioner nominated by the Company; and
(b)

authorise such medical practitioner to disclose to or discuss with such person or persons nominated by the Company any matters arising from such examination; and such persons may notify the Board of any serious matter if, in his opinion, it might materially and adversely affect the health of the Executive or the Executive's proper discharge of his duties.

5.5	In the event that:

(a)	the Executive becomes an approved person or is otherwise registered with a financial regulator; or
(b)	the Company is or becomes regulated by a financial regulator;

the Company shall be entitled to make such reasonable amendments to this agreement in such manner as it reasonably considers necessary and/or desirable for the purposes of compliance with its obligations under the principles, rules and guidance of such financial regulator provided that before making such amendments the Company informs the Executive and gives the Executive a reasonable opportunity to review and comment on such amendments.

6	Pay and expenses

6.1

The Company shall pay to the Executive for the proper performance of his duties under this agreement a fixed salary at the rate of £250 ,000 gross per annum (or such higher rate as the Company may from time to time notify in writing to the Executive). The fixed salary will accrue from day to day and be payable by equal monthly instalments in arrears by no later than the last working day of each month by credit transfer to the bank or building society account nominated by the Executive in writing from time to time.

6.2

Notwithstanding anything to the contrary contained in the Articles of Association of the Company or of any other Group Company or of any other company of which the Executive is a member of the board of directors at the request and/or nomination of the Board, the fixed salary payable under clause 6.1 above will be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from such company and the Executive shall either waive his right to any such remuneration or account to the Company for such remuneration immediately upon receipt.

6.3

The Executive shall be entitled to participate in an Annual Incentive Plan. The terms of the Plan are at the entire discretion of the Compensation Committee. The Plan is initially targeted at 60% of the Executive's basic fixed salary and will initially allow the Executive to earn 0% to 200% of target based on achievement of individual objectives and Company performance. The terms of the Annual Incentive Plan in operation from time to time are available from the Company upon request. The Executive shall be entitled to participate in the Cardtronics Long Term Incentive Plan 2014, subject to the terms of the Plan, a copy of which are available from the Company upon request. The terms of the Plan are at the entire discretion of the Compensation Committee. The Plan has an initial target compensation of 140% of basic fixed salary for 2014 and will initially allow the Executive to earn 0% to 200% of shares awarded.

6.4

From time to time the fixed salary shall be reviewed by the Compensation Committee. Increases are not automatic but will be based on individual merit and performance, as well as the general performance of the Company and the prevailing economic conditions at the time of the review and any other factors that the Compensation Committee deem appropriate to consider. An increase in any year is neither a guarantee nor an indication that an increase will be granted in any subsequent year. For the avoidance of doubt, the fixed salary shall not be decreased as a result of any such review

6.5

The Executive authorises the Company to deduct from any remuneration accrued and due to him under the terms of this agreement (whether or not actually paid during the Appointment and including but not limited to fixed salary, bonus or expenses):

(a)	any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;
(b)	any debt owed by the Executive to the Company or any Group Company;

(c)	any other sum or sums which may be required to be authorised pursuant to section 13 ERA; and
(d)	any tax or employee social security contributions due in respect of remuneration or any other monies received or receivable by the Executive 10 from the Company.
6.6

The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Executive having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require. The decision of the Board as to what constitutes reasonable expenses shall be conclusive.

6.7

All remuneration and other sums paid to (or for the benefit of) the Executive pursuant to this agreement (including, without limitation, the payments detailed at clauses 6.1, 6.3, 6.4 and 6.6 above) shall be paid subject to the terms of any remuneration and or compensation policy of the Company from time to time and any FCA or other regulatory requirements.

7	Other benefits

7.1

The Executive shall be entitled to the benefits set out in clauses 7.2 to 7.4 inclusive below during the Appointment subject always to the rules of any such scheme from time to time in force and any applicable HM Revenue & Customs limits. The provision of such benefits may result in additional tax or social security liability, and the Company will make any required deductions for such tax and/or social security as may be required from the Executive's fixed salary. The Company reserves the right to withdraw or amend any of these benefits, or to change the insurance provider, at any time, and provision of any of these benefits shall not prevent the Company from terminating the Executive's employment at any time. Further details of the terms and conditions and other information in relation to these benefits are available from the Human Resources Department.

7.2

During the Appointment and subject to the terms of this agreement including the terms of any policies implemented by the Company in relation to the provision of a car allowance , the Company shall provide the Executive with a car allowance (the "Car Allowance")  initially at the rate of

£10,000  per annum  subject  to the  required deductions  for  income tax  and  social  security contributions.  The Car Allowance will accrue from day to day and be payable by equal monthly instalments in arrears at the same time as the Executive's fixed salary. The amount of the Car Allowance shall be reviewed on each occasion when the fixed salary is reviewed pursuant to clause 6.4.

7.3

The Company shall provide the Executive with a private medical insurance allowance (the "Medical Allowance") at the rate of £400 per month subject to the required deductions for income tax and social security contributions. The Medical Allowance will accrue from day to day and be payable by equal monthly instalments in arrears at the same time as the Executive's fixed salary.

7.4

The Executive shall be entitled to participate in such life assurance scheme operated by the Company from time to time which will provide cover of four times the Executive's fixed salary, subject to the Executive undergoing a medical examination by a medical practitioner nominated by the Company in accordance with clause 5.4 and signing any health declaration required by the Company, in the event of his death during the continuation of the Appointment.

7.5

The Company shall maintain directors' and officers' insurance for the benefit of the Executive in respect of those liabilities which he may incur as a director or officer of the Company or any Group Company and for which such insurance is provided for other directors of the relevant Group Company.

7.6

Any benefits that may from time to time be provided by the Company or any Group Company to the Executive or his family that are not expressly referred to in this agreement shall be provided at the entire discretion of the Company and, unless so agreed in writing, shall not form part of the Executive's terms and conditions of employment.

8	Arrangements in lieu of pension

8.1

During the Appointment, the Company shall pay to the Executive, not later than the last working day of each month in lieu of a contribution to a pension scheme, an amount equal to 10% of the Executive's basic fixed salary (pro rata per month) which shall be paid in addition to the Executive's basic fixed salary.

8.2	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.
9	Holiday

9.1

In addition to the usual public and bank holidays in England and Wales, the Executive shall be entitled to 25 days' paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.

9.2

The holiday year runs from 1 January each year to the following 31 December. Up to a maximum of 5 days' accrued but untaken holiday may be carried forward from one holiday year to the next and no payment will be made in lieu of any such untaken holiday entitlement other than on the termination of the Appointment as provided for in clause 9.5 below.

9.3

The Company may require the Executive to take all or part of any outstanding holiday entitlement during any period of notice of termination, whether such notice is given by the Company or the Executive in accordance with its obligations under the Working Time Regulations 1998.

9.4

Subject to clause 9.7 below, upon termination of the Appointment, the Executive's entitlement to holiday will be calculated on the basis of 2 days for each calendar month of service completed during the holiday year in which termination occurs.

9.5	The Company will:

(a)

make a payment of a day's pay for each day's holiday which the Executive has accrued during  the  holiday  year  in which  termination  occurs,  but  has  not taken  as  at the Termination Date, subject to deductions for income tax and social security contributions; or

(b)

deduct a day's pay for each day's holiday which the Executive has taken in excess of his accrued entitlement during the  holiday year in which  termination occurs, as at the Termination Date, from any remuneration or other payments due to the Executive from the Company.

9.6	For the purposes of clause 9.5 above, a day's pay is calculated as 1/260 of the Executive's fixed salary from time to time.
9.7	Holiday entitlement in excess of the Executive's statutory holiday entitlement will not accrue during any continuous period of sickness absence in excess of 6 months, in any holiday year.

10	Confidentiality

10.1	The Executive acknowledges that:

(a)	the Company and every Group Company possess a valuable body of Confidential Information to which he has access in order to carry out his duties effectively;
(b)	his duties during the Appointment include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company; and
(c)

all Documents containing or referring to Confidential Information at any time in his control or possession (whether expressly marked confidential or not) are and shall at all times remain the absolute property of the Company.

10.2

Subject to clause 10.3, the Executive shall not (whether directly or indirectly) during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company, nor after the Termination Date:

(a)	use, disclose, publish or communicate or cause to be used, disclosed, published or communicated to any person any Confidential Information; or
(b)

copy or reproduce in any form or by or on any media or device or allow others to copy or reproduce or have access to any Documents containing or referring to Confidential Information (whether expressly marked confidential or not).

10.3	The restrictions in clause 10.2 will not:

(a)

restrict the Executive from disclosing any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that such disclosure is only to the proper recipient and to the extent required and that the Executive shall ,unless prevented by law, have given prior written notice to the Company of the requirement and of the information to be disclosed, allowed the Company an opportunity to comment on the requirement and have taken such comments into consideration (where reasonable) before making the disclosure; and

(b)

apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure (whether direct or indirect) by the Executive or any other person who owes the Company an obligation of confidentiality in  relation to the information disclosed.

10.4	The Executive undertakes and agrees that:

(a)	he will comply with any Company policy relating to Confidential Information which may be issued from time to time during his employment;

(b)

during the Appointment , he will exercise due care and diligence to prevent any unauthorised direct or indirect publication, disclosure or use of Confidential Information and any Documents containing or referring to it (whether expressly marked confidential or not);

(c)

during the Appointment following a request by the Board he will promptly deliver up to the Company any Confidential Information (including all copies of all Documents and abstracts whether or not lawfully made or obtained) which are in his possession or under his control and  shall delete any such Confidential Information from any re-usable medium; and

(d)

during the Appointment , he will do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this clause and/or to provide evidence that it has been complied with.

10.5

Nothing in this agreement shall restrict the rights of the Executive to make a Protected Disclosure under the ERA. If the Executive has a particular grievance, concern, disclosure or information of a particularly sensitive nature or has reasonable grounds to believe that the Company has committed a crime, a breach of its legal obligations, a miscarriage of justice, or a breach of health and safety or environmental legislation, the Executive should raise this in the first instance with a non-executive director of the Executive's choice.

10.6

The Executive agrees that the provisions set out in this clause 10 are without prejudice to any other duties of confidentiality owed to the Company or any Group Company whether express or implied and are to survive the termination of the Appointment.

11	Restrictions during the Appointment

11.1	Save as permitted under clause 11.2, the Executive shall not during the Appointment:

(a)

carry on or be concerned, engaged or interested in any Capacity in any trade, profession or business other than that of the Company and shall not engage in any other activity or hold any public office (unless required by law) which the Company reasonably considers may impair his ability to perform his duties under this agreement except with the written permission of the Board.

(b)	compete with the Company or any Group Company;

(c)	make preparations (during such hours as the Executive should be providing services under this agreement) to compete with the Company or any Group Company after his employment has terminated;
(d)	solicit in competition with the Company or any Group Company any customer or customers of the Company or any Group Company;
(e)

entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company of any Group Company ;

(f)

copy or memorise Confidential Information or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Group Company; and

(g)	encourage, procure or assist any third party to do anything which, if done by the Executive, would be a breach of (a) to (f) above.

11.2	The Executive may:
(a)	hold a Permitted Interest; and/or

(b)	carry on or be concerned, engaged or interested in any other trade, profession or business or hold a public office if he shall have:
(i)	provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities; and
(ii)

obtained the prior written consent of the Board, which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so; and/or

(c)

act as a non-executive director for Bromford Housing Group Limited provided that the Executive shall not spend any of his working time carrying out work for the benefit of that company and subject always to his duties under the Appointment not being adversely affected by such work for that company. If the Executive becomes aware that his duties or obligations arising under or in connection with that company have, may, or are likely to interfere, conflict or compete with the proper performance of the Executive's obligations under the Appointment he will inform the Chairman immediately and will comply with the Chairman's reasonable instructions in relation to the continuing performance of his obligat ions to the Company.

11.3

The Executive shall not during the Appointment (save with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any of the Company's past, current or prospective suppliers , customers, agents or clients with whom the Executive has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company.

11.4	The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:
(a)

solicit or endeavour to entice away from the Company an employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

(b)	employ or procure another person to employ any such person.

11.5

The Executive shall not at any time during his Appointment make any negative, disparaging or adverse remarks whatsoever concerning the Company or any Group Company or any of its or their shareholders, directors, officers, employees or agents or concerning the Company's or any Group Company's business or affairs.

11.6	The restrictions set out in this clause 11 are without prejudice to any other express or implied contractual or fiduciary duties owed to the Company .

12	Restrictions after the Appointment

12.1

The Executive acknowledges that he is willing to enter into the covenants set out in this clause 12 with the Company (for itself and as agent for each Group Company) in order to provide the Company and any Group Companies with what he considers to be reasonable protection for its or their Confidential Information, or client connections, or the stability of its or their workforce, or otherwise for its or their goodwill, or any aspect of that goodwill.

12.2

The Executive shall not, in any Capacity, save in respect of a Permitted Interest or with the prior written consent of the Board, for a period of 12 months from the Effective Date carry on or be concerned or engaged or interested in any part of any trade or business providing Competing Products or Services within or related to the Restricted Area.

12.3	The Executive shall not in any Capacity for a period of 12 months from the Effective Date with a view to providing it with any Competing Products or Services:
(a)

solicit, approach, interfere with, offer services to or entice away (or attempt to solicit, approach, interfere with, offer services to or entice away) from the Company or any Relevant Group Company any person, firm or company who was either:

(i)

a client or customer of the Company or any Relevant Group Company at any time during the Period with whom the Executive has been actively engaged or involved or about which he possessed Confidential Information by virtue of his duties under this agreement at any time during the Period; or

(ii)

a prospective client or customer of the Company or any Relevant Group Company with whom or which as at the Effective Date there are negotiations ongoing with a view to him or it becoming a customer or client of the Company or any Relevant Group Company and where the Executive has been actively engaged or involved in such negotiations in the performance of his duties under this agreement at any time during the Period;

(b)	deal with or accept custom from (or attempt to deal with or accept custom from) any person, firm or company who was either:
(i)

a client or customer of the Company or any Relevant Group Company at any time during the Period with whom the Executive has been actively engaged or involved or about which he possessed Confidential Information by virtue of his duties under this agreement at any time during the Period; or

(ii)

a prospective client or customer of the Company or any Relevant Group Company with whom or which as at the Effective Date there are negotiations ongoing with a view to him or it becoming a customer or client of the Company or any Relevant Group Company and where the Executive has been actively engaged or involved in such negotiations in the performance of his duties under this agreement at any time during the Period;

(c)	solicit or approach, interfere with, offer goods or services to or entice away (or 16 attempt to solicit or approach, interfere with, offer goods or services to or entice away) from the Company or a Relevant Group Company any person, firm or company who was a supplier, agent (including, without limitation, a retail agent) or distributor of the Company or a Relevant Group Company at any time during the Period with whom the Executive has been actively engaged or involved by virtue of his duties under this agreement at any time during the Period if as a result the supplier, agent or distributor may reasonably be expected to cease supplying or materially reduce their supply of or vary detrimentally the terms on which it supplies products or services to the Company or a Relevant Group Company ; or

(d)

deal with or interfere with (or attempt to deal with or interfere with) any person, firm or company who was a supplier, agent (including, without limitation, a retail agent) or distributor of the Company at any time during the Period and in each case with whom the Executive has been actively engaged or involved by virtue of his duties under this agreement at any time during the Period if as a result the supplier, agent or distributor may reasonably be expected to cease supplying or materially reduce their supply of or vary detrimentally the terms on which it supplies products or services to the Company or a Relevant Group Company.

12.4	The Executive shall not for a period of 12 months from the Effective Date in any Capacity, directly or indirectly:
(a)	approach or solicit (or attempt to approach or solicit) or otherwise endeavour to entice away from the Company (or any Relevant Group Company); or
(b)	employ or offer employment to or procure or assist in the employment of any Key Employee, whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or any Relevant Group Company or otherwise.

12.5	The Executive shall not, at any time after the Termination Date, in any Capacity:

(a)	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company or any Relevant Group Company;
(b)

represent himself as being in any way connected with or interested in the business of the Company or any Group Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements) or use any name which is identical or similar to or likely to be confused with the name of the Company or any Group Company or any product or service produced or provided by the Company or any Group Company or which might suggest a connection with the Company or any Group Company; or

(c)

make any untrue, negative, disparaging or misleading oral or written statement concerning the business and affairs of the Company or any Group Company or any of its or their shareholders, directors, officers, employees or agents.

12.6

For a period of 12 months from the Effective Date, the Executive shall not encourage , assist or procure any third party to do anything which, if done by the Executive, would be in breach of clauses 12.2, 12.3, 12.4 or 12.5.

12.7	If the Executive if offered new employment or a new appointment or engagement he agrees to immediately bring the terms of this clause 12 to the attention of the person making the offer.
12.8

The Executive agrees that each of the restrictions in clauses 12.2, 12.3, 12.4, 12.5 and 12.6 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

12.9	None of the restrictions in clause 12 shall prevent the Executive from: ·

(a)

being employed, engaged, concerned or interested in any  business insofar as the Executive's duties or work relate solely to geographical areas where the business is not in competition with the Company or any Relevant Group Company; or

(b)	being employed, engaged, concerned or interested in any business insofar as the Executive's duties or work relate solely to products or 18 services of a kind with which the Executive was not directly involved, concerned or connected during the Period.
13	Absence, illness and incapacity

13.1

If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board.

13.2

Subject to the Executive fully complying with any Company rules from time to time in relation to sickness notification procedures (including as set out in clause 14.1 above) , the Company shall pay the Executive his fixed salary (less an amount equal to any statutory sick pay ("SSP") to which he may be entitled) for the first 90 days of absence in aggregate in any 12-month period due to illness or other incapacity. The Company shall be under no obligation to pay to, or in respect of, the Executive any other benefits or remuneration in relation to any such 90 day period, and further shall not be required to pay to, or in respect of, the Executive any salary or other remuneration for any further periods of such absence in that 12-month period.

13.3

If any incapacity of the Executive shall be caused by any alleged action or wrongdoing of a third party and the Executive shall claim damages in respect of it, then the Executive shall use all reasonable endeavours to recover damages for loss of earnings and any other benefits in respect of the Executive, if any, over the period for which SSP and/or his fixed salary has been or will be paid to him by the Company, whether under clause 14.2 or otherwise, and shall account to the Company for any such damages recovered, in an amount not exceeding :

(a)	the total value of any SSP paid or payable to him by the Company; and

(b)	the actual fixed salary (less any SSP) and any benefits or pension contributions paid or payable to him by the Company,

under clause 14.2 or otherwise , in respect of the said period, less any reasonable costs borne by him in achieving such recovery. The Executive shall keep the Company informed of the commencement, progress and outcome of any such claim.

14	Termination

14.1

Whether or not either party has served notice to terminate this agreement under clause 4.1, the Company may, at its absolute discretion, terminate the Executive's employment at any time by notifying the Executive in writing that it is exercising its right under this clause 14.1 to dismiss him with immediate effect and that it will be making a payment to him in line with the provisions of this clause 14.1 and 14.2. Such a payment will be equivalent to the Executive's fixed basic salary as provided in clause 6.1 (excluding any benefits) which would have been payable during the Executive's notice period or any unexpired balance thereof and will be in full and final settlement of the Executive's contractual claims under this agreement. The Company is not obliged to make such a payment (and will be entitled to recover any sums already paid) if after such notification it becomes aware of any grounds arising prior to the Termination Date which would have entitled it to summarily dismiss the Executive in accordance with clause 14.4.

14.2

The Company reserves the right to pay any sums due under clause 14.1 in equal monthly instalments during what would have been the unexpired portion of the Executive's contractual notice period. Notwithstanding that a termination of his employment in accordance with clause 14.1 is not a breach of this agreement, the Executive agrees that following such notification as is referred to in clause 14.1 he will be under a duty to mitigate any consequential losses by seeking an alternative remunerative position, whether as employee, director, self-employed consultant or shareholder, and to notify the Company in writing as soon as any such position is accepted, of when it is due to commence and the financial terms applicable to it. If the Executive obtains an alternative position during this period any sums due to the Executive under clause 14.1 will be reduced or extinguished accordingly .

14.3

If the Company terminates the Executive's employment without the written notification referred to in clause 14.1, then the Executive will have no contractual entitlement to the pay in lieu of notice referred to in that clause.

14.4

The Company may at any time terminate the Appointment with immediate effect without notice (or by such longer period of notice as the Company shall see fit) by giving the Executive written notice of any of the following events:

(a)

if the Executive at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by that or another reason) for at least a continuous period of 243 days or for an aggregate period of at least 243 days (whether or not, in either case, working days) in the preceding 12 months; or

(b)	if the Executive shall have:

(i)

committed any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director of the Company or Group Company including refusing to comply with any reasonable/lawful instructions given to him by the Board or the board of directors of any Group Company;

(ii)	committed any serious misconduct in the discharge of his duties hereunder;

(iii)	been guilty of conduct or permitted or suffered events tending in the reasonable opinion of the Board to bring himself, the Company or any Group Company into disrepute;
(iv)	become prevented by an applicable law or regulation from continuing as a director of the Company or any Group Company or performing any of his duties;
(v)

resigned (other than when the Executive has resigned in circumstances constituting an unfair constructive dismissal) or otherwise ceased to be a director of the Company or any Group Company by reason of his own action or default without the prior written consent of the Board;

(vi)

committed any act of fraud or dishonesty (whether or not connected with the Appointment) or committed any act which, in the reasonable opinion of the Board, adversely affects his ability properly to carry out his duties;

(vii)

become unable to pay his debts for the purposes of section 268 Insolvency Act 1986, claimed the benefit of any Act for the time being in force for the relief of insolvent debtors or proposed or made any arrangement or composition with his creditors;
(viii)	been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended);
(ix)

become of unsound mind or a patient as defined in either section 112 or section 145 Mental Health Act 1983 or been admitted to a hospital in pursuance of an application made under Part 11 of that Act; or

(x)	is convicted of any offence under any statutory enactment or regulation relating to bribery or insider dealing;
14.5

The Executive shall have no claim against the Company or any Group Company in respect of the termination of the Appointment, or any office held by the Executive, or him being given notice to terminate the Appointment or any such office, howsoever arising or effected:

(a)

by reason of the liquidation  of the Company for the purpose of amalgamation or reconstruction or as part of any arrangements for the amalgamation or demerger of the undertaking of the Company not involving liquidation provided that the Executive shall have been offered employment with the amalgamated or reconstructed or de-merged company or companies on terms no less favourable to him than under this agreement; or

(b)

in relation to any provision in any articles of association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or to lapse.

14.6

The Board may at any time for a period not exceeding six months in aggregate reasonably suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this agreement, pay to the Executive his fixed salary and provide to him the other benefits set out in this agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such reasonable conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. Such suspension shall not preclude the Company from later terminating the Appointment, pursuant to the terms of this agreement, on the grounds of the suspension or any other event.

15	Obligations on the termination of the Appointment

Upon the termination  of this Appointment  (for whatever  reason and howsoever arising)  the Executive:

(a)	shall not remove, conceal or destroy, but shall immediately deliver up to the Company:

(i)	all Documents in his possession and/or control;

(ii)	any other property in his possession and/or control belonging to the Company or any Group Company; and

(iii)	any intellectual property belonging to the Company , any Group Company or any of its or their clients or customers which may then be in his possession or under his control;
(b)	shall, if requested, certify in writing to the Company and provide evidence that he has complied with clause 16(a);
(c)

shall immediately resign without claim for compensation from any office or offices held by him in the Company, any Group Company, or any other company as representative or nominee of the Company or otherwise by virtue of the Appointment, and if he fails to do so within seven days of the Termination Date, the Company is irrevocably authorised to appoint any person in his name and on his behalf to sign and deliver such resignation or resignations to the Company, any Group Company or any other company as may be appropriate; and

(d)	shall within a reasonable period repay all outstanding debts or loans due to the Company or any Group Company.
16	Record keeping and data protection

16.1

The Executive acknowledges and agrees that in order to keep and maintain records relating to the Appointment, it will be necessary for the Company to record, keep and process personal data (which may include sensitive data as defined by the DPA) relating to the Executive, in hard or soft copy, including without limitation data such as references, bank details and other personal details. This personal data will be held for administration purposes; for the provision of management information for business purposes or in connection with any other legitimate interests, such as marketing activities, corporate planning  or in relation to any actual or potential sale of the Company; and to permit the Company to comply with its legal obligations .

16.2

The Executive acknowledges and agrees that to the extent that it is reasonably necessary in connection with the Appointment and/or the performance of the Company's responsibilities as an employer and/or in connection with any other legitimate interest, provided the Company complies with its obligations under the DPA, the Company may:

(a)

disclose the Executive's personal and sensitive data to others, including without limitation other employees of the Company, Group Companies, the Company's professional advisers, service providers, other third parties (such as payroll processors and/or any actua.I or prospective purchasers), Government bodies, including, without limitation, HM Revenue & Customs, industry bodies and other regulatory and non-regulatory authorities; and

(b)

transfer such data outside the European Economic Area to such persons, firms or companies as listed in clause 16.2(a) above which may be located in countries that do not have laws to protect the Executive's data. Where such transfer takes place the Company shall take appropriate steps to satisfy itself that the entity to which the Executive's personal and sensitive data is transferred has in place the appropriate technical and organisational measures to protect such data against unauthorised or unlawful processing and against accidental loss or destruction of or damage to the data.

16.3	The Company's policy on data protection is available from the Human Resources 22

Department.

17	Security and use of equipment

17.1

The Executive acknowledges that the Company may legitimately monitor any communications sent or received by the Executive either in the performance of his duties or by way of the Company's networks and consents to such monitoring. For the purposes of this clause 18:

(a)

"monitoring" means the checking, recording and reviewing of telephone calls, computer files, records and e-mails, and the undertaking of any other compliance, security or risk analysis checks the Company reasonably considers necessary; and

(b)	"networks" includes any telephone communications using the Company's switchboard and voicemail system, and the Company's e-mail and internet network.
17.2

The Executive undertakes at all times to comply with all conditions of use which may from time to time be imposed by the Company with regard to the use of equipment networks and systems provided by the Company, including without limitation:

(a)	any internet and e-mail policy of the Company from time to time; and

(b)	any privacy policy of the Company from time to time.

18	Notices

Notices by either party:

(a)	must be in writing addressed :

(i)	to the Company at its registered office for the time being; and

(ii)

to the Executive at his place of work or at the address set out in this agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this clause; and

(b)	will be effectively served:

(i)	on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a business day before or during normal working hours;
(ii)	on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day;
(iii)	on the second business day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or
(iv)	on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.
19	General

19.1

The Company's usual disciplinary rules will apply to the Appointment, except as otherwise expressly provided in this agreement. A copy of these rules  is available from the Human Resources Department. These disciplinary rules do not however form part of the Executive's terms and conditions of employment.
19.2

The Company's usual grievance procedures will apply to the Appointment, except as otherwise expressly provided for in this agreement. If the Executive has any grievance relating to the Appointment, he should apply in writing to the Chairman. A copy of these rules is available from the Human Resources Department. As with its disciplinary rules, the Company's grievance rules do not form part of the Executive's terms and conditions of employment.

19.3

If the Executive is dissatisfied with any disciplinary decision relating to him or he seeks redress of any grievance relating to his employment, then the Executive may apply in writing to such director as the Board may nominate to consider and act upon the application.

19.4	The parties acknowledge and agree that:

(a)

this agreement constitutes the entire agreement and understanding between the Executive and the Company and any Group Company in relation to the terms of employment of the Executive, and supersedes any previous drafts, agreements, arrangements and understandings between them (if any, and whether written, oral or governed by a course of dealings) in relation to the employment of the Executive, which shall be deemed to have terminated with effect from the Commencement Date;

(b)	in entering into this agreement the Executive has not relied on any Pre-Contractual Statement; and
(c)

the Executive shall have no remedy in respect of any Pre-Contractual Statement and the only remedy available to the Executive in respect of the representations and warranties that are set out in this agreement shall be for breach of contract, although (without admission of liability by the Company or any Group Company) nothing in this agreement shall limit or exclude any liability for fraud.

19.5	There are no collective agreements affecting the terms and conditions of the Appointment.

19.6	If any provision of this agreement is held to be invalid or unenforceable by any judicial or other competent authority:
(a)	all other provisions of this agreement will remain in full force and effect and will not in any way be impaired; and
(b)

but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

19.7

The waiver, express or implied, by either party of any right under this agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this agreement or of the same right on another occasion.

19.8

No amendment, change or addition to the terms of this agreement shall be effective or binding on either party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition.

19.9

The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding that would in any way restrict or prohibit him from undertaking or performing any of the duties of the

Appointment in accordance with this agreement. The Executive further warrants that he has, prior to entering into this agreement , disclosed to the Company in writing all previous convictions other than spent convictions . In the event of any breach by the Executive of this clause 19.9, without prejudice to any other rights of the Company including without limitation immediate termination of this agreement without notice, the Executive undertakes to indemnify the Company against any claims, losses, costs, damages, liabilities or expenses which the Company may incur in connection with any such breach.

19.1O The Executive acknowledges and agrees that damages would not be an adequate remedy for any breach by him of the provisions of clauses 5, 10, 11 or 12, and that the Company will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of any such clauses.

19.11	The Executive undertakes not to disclose or communicate any terms of the Appointment to any other employee of the Company or any Group Company or to any third party other than:
(a)	for the purpose of obtaining professional advice in relation to the Appointment;

(b)	as may be required or permitted by any legal or regulatory obligations; or

(c)	as may be permitted by the terms of this agreement.

19.12

The Executive agrees that it is a requirement of his employment that he will behave at all times in accordance with all aspects of equality law and that a breach by him of any such laws may be treated as a disciplinary matter and/or a breach of contract.

19.13

This agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, is governed by and is to be construed in accordance with the law of England and Wales. The parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement.

19.14

Except as otherwise expressly stated in this agreement, nothing in this agreement confers any rights on any person (other than the parties to this agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

This agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this agreement.

SCHEDULE 1

Intellectual Property

1

In this Schedule 1 "Intellectual Property" shall mean any current and future intellectual property rights (whether registered or not) including any copyrights, trademarks, trade names, domain names, rights in logos and get-up, inventions (including without limitation any improvement or addition to any invention), Confidential Information, trade secrets and know-how, registered and unregistered design rights, patents, utility models, semi-conductor topographies, all rights of any nature in computer software and data and rights in databases and all applications for registration, renewals and/or extensions in relation to any of the above and all intangible rights and privileges of a nature similar, analogous or allied to any of the above in any part of the world.

2	The Executive acknowledges , having regard to the nature of the business of the Company and other Group Companies and the nature of the Executive's expertise, that:
(a)	the normal duties of the Executive during his employment may include the making of inventions;
(b)	inventions may reasonably be expected to result from the carrying out by the Executive of such duties; and/or
(c)

due to the nature of the Executive's duties and the particular responsibilities arising from the nature of his duties, the Executive has a special obligation to further the interests of the Company's undertaking.

3	The Executive shall disclose to the Company promptly on creation and following any written request by the Company, full written details of any:
(a)

invention made, originated, developed, discovered or produced ("created") by the Executive in the course of his employment (in each case whether or not created during office hours or using office stationery and equipment, whether or not created before, during, or after, the date of this Appointment and/or whether or not created jointly or alone) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any other Group Company (the "Executive's Inventions"); and

(b)	other Intellectual Property created by the Executive during the course of his employment (the "Executive's IP").
4

The Executive acknowledges that any Executive's Inventions and any Executive's IP shall belong to and vest in the Company absolutely to the fullest extent permitted by law. Notwithstanding the above, to the extent  that the Executive's Inventions and Executive's IP do not vest in the Company, then, to the fullest extent permitted by law and in particular subject to section 42 Patents Act 1977 (the "Patents Act"), the Executive shall at the Company's cost and expense:

(a)

assign to the Company, (by way of present assignment of future rights in respect of rights not yet created) with full title guarantee, the Executive's Inventions and Executive's IP, such assignment to take effect immediately on the creation of the relevant Executive's Inventions and Executive's IP; and

(b)	hold on trust for the benefit of the Company the Executive's Inventions and 26

Executive's IP until it is vested absolutely in the Company.

5 The Executive acknowledges, for the avoidance of doubt, that the Company has absolute discretion in deciding whether and/or how to exploit any Executive's Inventions and Executive's IPand/or to assign or licence any Executive's Inventions and Executive's IP to any person connected with the Company or any Group Company.

6

The Executive undertakes and agrees, both during his employment following a request by the Board and, in accordance with clause 16, on termination of the Appointment, that he will promptly at the Company's cost and expense deliver to the Company all Documents (and all copies or abstracts whether or not lawfully made or obtained), recording or relating to any part of the Intellectual Property owned or used by the Company or any Group Company (including without limitation the Executive's Inventions and Executive's IP) which are in his possession or under his control.

7

The Executive shall at the cost and expense of the Company promptly on request, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Company for giving full effect to the provisions of this Schedule and securing to the Company (its nominee, or any Group Company) the full benefit of the rights, powers, privileges and remedies conferred upon the Company in this Schedule to the fullest extent permitted by law.

8

In the event that the Executive fails to comply with paragraph 7 of Schedule 1 within a period of seven days after receipt of a request by the Company pursuant to that paragraph 7, the Executive irrevocably appoints the Company or its nominee as its attorney to sign, execute and deliver on its behalf, any deeds and documents and to do all acts and things necessary to give effect to the terms of this Schedule 1, securing to the Company the full benefit of the rights, powers, privileges and remedies conferred upon the Company in this Schedule 1. Such appointment shall include without limitation, the ability of the Company to appoint third parties as its attorney to do such further acts and execute such documents.

9

The Executive acknowledges that, except as provided by law and in particular sections 40 to 42 Patents Act, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of the performance of his obligations under this Schedule 1.

10

The Executive waives any moral rights (as provided for by Chapter IV Copyright, Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction) in any Confidential Information, Executive's Inventions or Executive's IP.

11

The Executive will not do anything, whether by omission or commission, during the duration of his employment or at any time after the Termination Date, to affect or imperil the validity of any Intellectual Property owned or used by the Company or any Group Company including without limitation the Executive's Inventions and the Executive's IP.

12

To the fullest extent permitted by law, the rights and obligations under this Schedule1 shall continue in full force and effect after the Termination Date and shall be binding on the Executive's personal representative(s).

Executed   as   a   deed   by   BANK   MACHINE LIMITED

acting by: ____/s/ Michael E. Keller_____________________________

[signature of director]

___Michael E. Keller_____________________________

[print name of director]

Director

in the presence of:

/s/ Rachel Stephens_________________________

[signature of witness]

_Rachel Stephens________________________________

[print name of witness]

Address:3250 Briarpark Dr. Ste 400_______________________________

Houston, TX 77042_______________________________

Occupation:_Legal Secretary______________________________

Signed  as a deed  by JONATHAN  SIMPSONDENT:

_/s/ Jonathan Simpson-Dent_________________________

[signature]

_Jonathan Simpson-Dent_______________________________

[print name of signatory]

in the presence of:

/s/ Rachel Stephens_________________________

[signature of witness]

Rachel Stephens_________________________________

[print name of witness]

Address:3250 Briarpark Dr. Ste 400_______________________________

Houston, TX 77042_______________________________

Occupation:_Legal Secretary______________________________